Exhibit 10.1

Employment Offer	July 21, 2022

AiAdvertising, Inc.

321 6th Street

San Antonio, TX 78215

Gerard (Jerry) Hug

Dear Mr. Hug,

Please consider this letter as an official offer of employment as Chief Executive Officer for AiAdvertising, Inc. with the goal of increasing shareholder value. You will report directly to the Board of Directors. As the CEO, you will be responsible for the day-to-day operations of the Company. Primarily, you will focus on the overall vision and long-term strategy of the Company, oversee the sales and revenue efforts, manage the P&L, manage the public market activities, be responsible for fundraising and increasing shareholder value. You will work with your direct reports to ensure that each area of the business is being managed properly and goals are being achieved.

As CEO, the Board will expect that you have an operating plan each year that can be measured each quarter. You will report Company performance against that plan at least quarterly to the Board, or as frequently as the Board deems it in their best interest.

We are offering you a base salary of $375,000 which will be subject to deductions for taxes and other withholdings as required by law, or the policies of the company. This Salary will begin July 1, 2022. The company’s payroll is on a semi-monthly basis; please see the compensation breakdown below:

Annual pay	$ $375,000.00 (24 pay periods)
Sign on Bonus	$ 100,000
Annual Bonus	$ Up to $375,000 annually (see Exhibit A)

After 12 months of employment, you will receive a performance and compensation review by the Compensation Committee to adjust as necessary.

AiAdvertising, Inc. | http://www.aiadvertising.com/ | 321 Sixth Street, San Antonio, TX 78215

Employment Offer	Pg. 2

You may keep your current health benefits package or any other 401(k) program you are enrolled with.

All employee benefits are subject to periodic company review and can be changed with or without notice. We prefer your work hours to be from 9:00 a.m – 6:00 p.m. with a maximum of an hour lunch in between.

The Board will review and approve all budgets for the CEO, and request quarterly reports from the CFO.

Upon signing this document you acknowledge that this employment offer letter represents the entire agreement between you and AiAdvertising, Inc. and that no verbal or written agreements, promises or representations that are not specifically stated in this employment offer letter, are or will be binding upon AiAdvertising, Inc.

If you agree with the above employment offer details, please sign below and return the employment offer to us as soon as possible.

/s/ Jerry Hug	July 21, 2022

Jerry Hug	Date

/s/ Andrew VanNoy	July 21, 2022

Chairman of the Board	Date

AiAdvertising, Inc. | http://www.aiadvertising.com/ | 321 Sixth Street, San Antonio, TX 78215

Exhibit A- Bonus Plan

1.	$100,000 bonus for accepting the role as CEO.
2.	Bonus structure (pro-rated thru December 31, 2022)
a.	The following targets will be used to measure the bonus structure:
i.	Net Revenue target of $5.6 million (1/3). Net revenue shall be defined as gross revenue minus any Ex-TAC (traffic acquisition cost of media) and any pass through costs. Component Value = $125,000
ii.	25 Total SaaS Customers through the end of 2022, each paying a minimum of $10,000 per month (1/3). Component Value = $125,000

 iii.      Cashflow positive each month through the EOY 2022. (1/3) Component Value = $125,000

Base Salary	$375,000
% of Goal	Bonus Payout	Amount of Bonus
Less than 90%	0%	$0
90	50%	$187,500
91	55%	$206,250
92	60%	$225,000
93	65%	$243,750
94	70%	$262,500
95	75%	$281,250
96	80%	$300,000
97	85%	$318,750
98	90%	$337,500
99	95%	$356,250
100	100%	$375,000
101	102%	$382,500
102	104%	$390,000
103	106%	$397,500
104	108%	$405,000
105	110%	$412,500
106	112%	$420,000
107	114%	$427,500
108	116%	$435,000
109	118%	$442,500
110	120%	$450,000

AiAdvertising, Inc. | http://www.aiadvertising.com/ | 321 Sixth Street, San Antonio, TX 78215

Exhibit B- Health Benefits Plan

Please refer to the “Health Benefits Overview 2022” PDF

AiAdvertising, Inc. | http://www.aiadvertising.com/ | 321 Sixth Street, San Antonio, TX 78215